Exhibit 99.1

Contact:	Jennifer Cook Williams Vice President, Investor Relations 650-624-9600 investors@anesiva.com

CORGENTECH CHANGES NAME TO ANESIVA

TO REFLECT FOCUS ON ROBUST PIPELINE OF PAIN THERAPEUTICS

Company Stock to Trade on Nasdaq Under the Symbol: ANSV

SOUTH SAN FRANCISCO, CA., June 21, 2006 -- Corgentech Inc. (Nasdaq: CGTK) today announced that it has changed its name effective immediately from Corgentech Inc. to Anesiva, Inc. (Nasdaq: ANSV) to reflect the company’s robust, advancing pipeline of pain therapeutics. The name change was approved today by stockholders at the company’s annual meeting. The company will trade under the symbol ANSV when the Nasdaq stock market opens tomorrow.

“Our new name reflects our focus on the development of improved pain management therapies and on bringing them to market for patients and healthcare providers as soon as possible,” said John P. McLaughlin, chief executive officer of Anesiva. “Anesiva’s new generation of pain medicines are designed to provide significant advantages to patients over currently available products.”

Anesiva has three novel pain management products in preclinical or clinical development:

•	3268: a fast-acting local anesthetic that has successfully completed two Phase 3 clinical trials for the treatment of pain associated with venous access procedures. Its rapid onset of action within one to three minutes is significantly faster than the 30-60 minutes of currently available products. The company anticipates filing a New Drug Application this summer with the FDA for 3268.

•	4975: a fast-acting, non-opioid analgesic for the management of moderate to severe pain with the potential to provide relief for weeks to months after just a single administration. Anesiva recently reported top-line results from a Phase 2 trial of 4975 demonstrating a statistically significant reduction in pain after total knee replacement surgeries at day one and day 14 compared to placebo, and trends in favor of 4975-treated patients measuring pain at all time points.

•	1207: a fast-acting topical local anesthetic in preclinical development that could be useful in the management of pain in multiple settings including neuropathic pain. Anesiva anticipates studying 1207 in a Phase 1 clinical trial in the second half of 2006.

Anesiva’s lead products address large unmet needs in pain management. IMS Health estimates that approximately $18 billion is spent on prescription pain drugs in the United States alone, yet current pain management options are often not optimal due to limited efficacy, inconvenient administration, long onset of action, short duration of activity, adverse reactions and/or a tendency to cause physical dependence. As hospitals compete more fiercely than ever, they increasingly focus on patient satisfaction to attract patients. As a result, reducing pain has become a priority with many hospitals seeking to create “pain-free” environments, particularly in the emergency room.

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About Anesiva

Anesiva, Inc., is a late-stage biopharmaceutical company that seeks to be the leader in the development and commercialization of novel therapeutic treatments for pain. The company has four drug candidates in clinical development for multiple potential indications, the most advanced of which, 3268, has completed Phase 3 clinical trials. Anesiva is based in South San Francisco, CA. For more information about Anesiva’s leadership in the development of products for pain management, and an overview of the clinical challenges being addressed by its product candidates, go to: www.anesiva.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include, without limitation, projected timing of clinical development and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: whether Anesiva can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission under the company’s previous name, Corgentech Inc. Anesiva undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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